American Enterprise Life - Signature Credit
                            Performance Calculations

As disclosed in the Fund's prospectus, cumulative total return is the cumulative change in the value of an investment over a specified time period. We assume that income earned by the investment is reinvested.

    Cumulative Total Return = Ending Total Value  -  Initial Amount Invested
                              -----------------------------------------------
                                        Initial Amount Invested

          where:     Ending Total Value  =  Initial Investment *
                    ((1 + Gross Total Return) - Contract Charge Factor)
          and;       Contract Charge Factor  =          Policy Fee
                                                -----------------------------
                                                Estimated Average Policy Size
                     Gross Total Return  =  Ending AUV - Initial AUV
                                            ------------------------
                                                  Initial AUV
                     Average Policy Size  =  $75,000
                     Policy Fee  =  $40


Average annual total return (T) equates the initial amount invested (P) to the ending redeemable value (ERV) over each period (n) in accordance with the formula prescribed by the Securities and Exchange P(1+T)n = ERV.

Average annual total return with surrender charge

                             Ending Total Value  -  Surrender Charge Amount
                             ----------------------------------------------
                                       Initial Amount Invested

          where: Surrender Charge Amount = (Ending Total Value - Free Withdrawal Amount) * Surrender Charge %
          and; Free Withdrawal Amount is the greater of 10% of the value of the contract on the prior contract anniversary or
                       100% of earnings on the  contract  (Ending  Total Value -
                  Initial Amount Invested). The surrender charge percentage depends on the number of years since you made the payments that are surrendered, depending on the
                  schedule you selected:


         Seven year schedule                                         Nine year schedule
 Years from purchase payment                                     Years from purchase
           receipt       Surrender charge percentage       payment receipt       Surrender charge
 percentage
    1                        8.5%                                1                     8.5%
    2                        8.5                                 2                     8.5
    3                        8.5                                 3                     8.5
    4                        8.5                                 4                     8.5
    5                        8.5                                 5                     8.5
    6                        6                                   6                     8.5
    7                        3                                   7                     8.5
    8                        0                                   8                     7
                                                                 9                     4
                                                                 10                    0

